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[RUSSELL CORPORATION LOGO]                                         EXHIBIT 99.1


For Immediate Release:                      Contact: Thomas Johnson (Financial)
                                                     (678) 742-8181
                                                     Nancy Young (Media)
                                                     (678) 742-8118


            RUSSELL CORPORATION REPORTS INCREASED SALES AND EARNINGS
                       FOR ITS FISCAL 2003-SECOND QUARTER

      -     SALES INCREASED 6 PERCENT;

      -     EARNINGS PER DILUTED SHARE WERE AT THE HIGH-END OF ITS FORECAST;
            AND,

      -     FULL YEAR EARNINGS FORECAST FOR 2003 MAINTAINED.

ATLANTA, GA (July 31, 2003) - Russell Corporation (NYSE: RML) today reported fiscal 2003-second quarter net sales of $267.9 million, a 6% increase over the comparable period last year. The Company also reported earnings per diluted share of $.20 versus a loss of ($.19) per diluted share in the 2002-second quarter. Prior year earnings per share included an after-tax charge of ($.39) per share associated with the early retirement of debt and an after-tax gain of $.05 per share associated with the sale of non-core assets. Excluding these items, earnings in the 2002-second quarter would have been $.15 per share.

The Company's 2003-second quarter results of $.20 per diluted share exceeded the First Call consensus estimate of $.17 per share.

"Given the challenging economic and retail environment, we are pleased to report earnings per share at the high-end of our forecast," said Jack Ward, chairman and chief executive officer. "Today's earnings results clearly demonstrate the progress we are making to enhance our athletic, activewear and outdoor businesses, lower our expense structure, strengthen the competitive positioning of our brands, and execute our long-term growth strategies.

"As part of this effort, we recently completed the acquisition of the sporting goods business of Spalding Sports Worldwide, Inc.," added Ward. "Spalding is one of the leading sporting goods brands in the world, and the acquisition is another milestone in our expansion strategy that includes a stronger focus on the athletic and outdoor markets."

For the 2003-second quarter, net sales were $267.9 million, an increase of $14.8 million, or 6%, from last year's second quarter sales of $253.1 million. Net sales in the U.S. increased 4%, or $8.4 million, driven by the Company's acquisitions of Spalding, Bike and Moving Comfort plus higher retail sales of RUSSELL ATHLETIC, MOSSY OAK and

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[RUSSELL CORPORATION LOGO]


JERZEES branded products. The increase was partially offset by lower net sales in the Artwear/Careerwear channel, reflecting continued industry-wide lower prices, primarily in the promotional T-shirt market, and reduced corporate purchasing of higher priced products, such as sports shirts, denims and wovens. International net sales rose 31%, or $6.4 million, reflecting strong sales growth and the positive effects of foreign currency translation.

Gross profit was $77.4 million, or a 28.9% gross margin, for the 2003-second quarter versus a gross profit of $66.1 million, or a 26.1% gross margin, in the prior year. During the 2003-second quarter, gross profit was positively impacted by the acquisitions of Spalding, Bike and Moving Comfort, and on-going cost savings initiatives. However, these positive impacts were partially offset by pricing pressures primarily in the distributor market of the Artwear channel, higher raw material costs for cotton and polyester, higher insurance costs, and additional costs for new product features.

Selling, general and administrative expenses ("SG&A") for the 2003-second quarter were $58.5 million, or 21.8% of net sales, versus $50.8 million, or 20.1% of net sales in the comparable period last year. SG&A expenses in the 2003-second quarter increased $7.7 million over the year-ago quarter principally as a result of the incremental expenses from the Company's acquisitions (Spalding, Bike and Moving Comfort) and to a lesser extent, higher marketing expenses. In addition, management estimates the financial impact to SG&A from adopting FASB 148, which amended FASB 123, was an increase of approximately $.01 per share during the 2003-second quarter.

Net income for the 2003-second quarter was $6.7 million, or $.20 per diluted share, versus a net loss of $6.1 million, or ($.19) per diluted share, in the prior year. Excluding the after-tax charge of ($.39) per share associated with the early retirement of debt and the after-tax gain of $.05 per share associated with the sale of non-core assets, net income would have been $4.9 million, or $.15 per share in the 2002-second quarter.

YEAR-TO-DATE RESULTS

For the six months ended July 6, 2003, net sales were up $27.0 million to $495.9 million, a 6% increase over the prior year's sales of $468.9 million. Gross profit was $140.2 million, or a 28.3% gross margin, for the first six months of fiscal 2003 versus a gross profit of $125.9 million, or a 26.9% gross margin, in the prior year. SG&A expenses for the first six months of fiscal 2003 were $107.9 million, or 21.8% of net sales, versus $99.8 million, or 21.3% of net sales in the comparable period last year.

For the first six months of fiscal 2003, net income was $10.1 million, or $.31 per diluted share, versus a net loss of ($3.5) million, or ($.11) per diluted share, in the comparable period last year. Excluding the after-tax charge of ($.39) per share associated with the early retirement of debt and an after-tax gain of $.05 per share associated with the sale of non-core assets in the 2002-second quarter, net income would have been $7.5 million, or $.23 per diluted share, in the first six months of fiscal 2002.

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[RUSSELL CORPORATION LOGO]


BALANCE SHEET

"We continue to maintain a strong balance sheet, which positions Russell for additional growth," said Ward. "With a 6% net sales increase over the year-ago quarter, inventories increased only 4% to $403.2 million. Excluding inventories from acquisitions, inventories decreased 2%, or $7.7 million, to $379.1 million. Additionally, even with making three acquisitions in the last 12 months, total debt of $392.0 million is basically flat with last year's level of $385.7 million."

OUTLOOK

"Overall, during the first-half of 2003, we had solid financial results in a challenging global economic environment," added Ward. The Company projects 2003 net sales to be in the range of $1.25 billion to $1.28 billion. In addition, the Company continues to forecast earnings per share for fiscal 2003 to range between $1.60 and $1.75, which anticipates additional marketing and advertising expenses, higher raw material costs, continued pricing pressure in the distributor market of the Artwear channel, and the impact of expensing stock based compensation.

For the remainder of 2003, Russell expects:

      -     Third quarter earnings to range between $.75 and $.83 per share.

      -     Fourth quarter earnings to range between $.53 and $.60 per share.

CONFERENCE CALL INFORMATION

Management will have a conference call today (July 31, 2003) at 8:30 a.m. eastern time to discuss the second quarter results. The call may be accessed at
(877) 264-7865 (domestically), and (706) 634-4917 (internationally), and will be simultaneously webcast via the Investor Relations homepage of the Company's website at www.russellcorp.com. A replay of the call will also be available through the website for 30 days. In addition, you can register through the above referenced website if you would like to receive press releases, conference call reminders and other notices.

ABOUT RUSSELL CORPORATION

Russell Corporation is a leading branded athletic, activewear, and outdoors company with over a century of success in marketing athletic uniforms, apparel and accessories for a wide variety of sports, outdoor and fitness activities. The Company's brands include: RUSSELL ATHLETIC, JERZEES, MOSSY OAK, CROSS CREEK, DISCUS, MOVING COMFORT, BIKE, SPALDING, and DUDLEY. The Company's common stock is listed on the New York Stock Exchange under the symbol RML and its website address is www.russellcorp.com.

FORWARD LOOKING STATEMENT

This Press Release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Some of these statements can be identified by terms and phrases such as "anticipate", "believe", "intend", "expect", "continue", "could",

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[RUSSELL CORPORATION LOGO]

"may", "plan", "project", "predict", "will" and similar expressions and include references to assumptions that we believe are reasonable and relate to our future prospects, developments and business strategies. Factors that could cause our actual results to differ materially from those expressed or implied in such forward-looking statements include, but are not limited to: (a) economic conditions, including those specific to the retail industry and the distributor market of the Artwear channel; (b) risks related to the Spalding and other recent acquisitions and our overall acquisition strategy; (c) foreign currency exchange rates; (d) significant competitive activity, including promotional and price competition; (e) price volatility of raw materials; (f) our ability to reduce expenses; (g) the success of our marketing and advertising programs; (h) our management of inventory levels; (i) our debt management; (j) the accounting for stock-based compensation; (k) the costs of insurance and other selling, general and administrative expenses; and (l) other risk factors listed in our reports filed with the Securities and Exchange Commission from time to time. We undertake no obligation to revise the forward-looking statements included in this Press Release to reflect any future events or circumstances. Our actual results, performance or achievements could differ materially from the results expressed or implied by these forward-looking statements.

                                       ###

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                               RUSSELL CORPORATION
                      CONSOLIDATED STATEMENTS OF OPERATIONS
            (DOLLARS IN THOUSANDS EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                         13 WEEKS ENDED                       26 WEEKS ENDED
                                                     7/6/03            6/30/02            7/6/03           6/30/02
                                                 ------------       ------------       -----------      ------------
                                                  (UNAUDITED)        (UNAUDITED)       (UNAUDITED)       (UNAUDITED)
Net sales                                        $    267,925       $    253,070       $   495,908      $    468,895
Cost of goods sold                                    190,539            186,974           355,700           342,963
    Gross profit                                 ------------       ------------       -----------      ------------
                                                       77,386             66,096           140,208           125,932

Selling, general and  administrative expenses          58,499             50,792           107,877            99,760
Other expense (income) - net                              704             (2,747)            1,419            (2,758)
    Operating income                             ------------       ------------       -----------      ------------
                                                       18,183             18,051            30,912            28,930

Interest expense                                        7,443              7,734            14,610            14,428
Debt retirement charge (1)                                 --             20,097                --            20,097
                                                 ------------       ------------       -----------      ------------

    Income (loss) before income taxes                  10,740             (9,780)           16,302            (5,595)

Provision (benefit) for income taxes                    4,081             (3,638)            6,195            (2,081)
                                                 ------------       ------------       -----------      ------------

    Net income (loss)                            $      6,659       $     (6,142)      $    10,107      $     (3,514)
                                                 ============       ============       ===========      ------======

Weighted-average common shares outstanding:
    Basic                                          32,345,952         32,094,798        32,281,964        32,061,037
    Diluted                                        32,826,939         32,094,798        32,635,809        32,061,037

Net income (loss) per common share:
    Basic                                        $       0.21       $      (0.19)      $      0.31      $      (0.11)
    Diluted                                      $       0.20       $      (0.19)      $      0.31      $      (0.11)

Cash dividends per common share                  $       0.04       $       0.04       $      0.08      $       0.08


      (1) The charge for the early retirement of debt, associated with our debt refinancing in 2002, has been reclassified to conform with Statement of Financial Accounting Standard No. 145 ("SFAS No. 145"). Prior to the adoption of SFAS No. 145, this charge was properly classified net of tax as an extraordinary item.

                               RUSSELL CORPORATION
                         UNAUDITED FINANCIAL HIGHLIGHTS
                             (DOLLARS IN THOUSANDS)

                                                       13 WEEKS ENDED             26 WEEKS ENDED
                                                  7/6/03         6/30/02        7/6/03       6/30/02
                                                 ---------       --------      --------      --------
NET SALES BY DISTRIBUTION CHANNEL

Domestic Athletic (2)                            $  79,152       $ 60,596      $156,696      $119,653
Domestic Mass Retail                                62,235         58,867       110,768       101,230
Domestic Artwear/Careerwear                         99,698        113,186       178,356       206,900
International Activewear                            26,840         20,421        50,088        41,112
      Consolidated total                         ---------       --------      --------      --------
                                                 $ 267,925       $253,070      $495,908      $468,895
                                                 =========       ========      ========      ========


(2) This distribution channel includes Russell Athletic, Spalding, Bike and Moving Comfort.
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                               RUSSELL CORPORATION
                      CONSOLIDATED CONDENSED BALANCE SHEETS
            (DOLLARS IN THOUSANDS EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                                7/6/03           1/4/03          6/30/02
                                                             -----------        --------       -----------
       ASSETS                                                (UNAUDITED)        (NOTE 1)       (UNAUDITED)

Current assets:
     Cash                                                    $     7,945       $  68,619       $     6,791
     Accounts receivable, net                                    217,522         148,915           188,480
     Inventories                                                 403,225         306,658           386,690
     Prepaid expenses and other current assets                    14,713          15,373            23,104
     Deferred income taxes                                            --              --             4,930
     Income tax receivable                                         1,315          11,280            15,941
                                                             -----------       ---------       -----------
           Total current assets                                  644,720         550,845           625,936

Property, plant & equipment, net                                 315,731         332,009           339,125

Other assets                                                     137,041          80,261            76,068
                                                             -----------       ---------       -----------
           Total assets                                      $ 1,097,492       $ 963,115       $ 1,041,129
                                                             ===========       =========       ===========


       LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
     Accounts payable                                        $    86,148       $  71,291       $    74,352
     Accrued expenses                                             66,932          75,678            73,269
     Deferred income taxes                                         5,772           6,505                --
     Short-term debt                                               6,289           7,253             6,940
     Current maturities of long-term debt                          5,000           5,000             5,000
                                                             -----------       ---------       -----------
           Total current liabilities                             170,141         165,727           159,561

Long-term debt, less current maturities                          380,747         265,000           373,793

Deferred liabilities:
     Income taxes                                                  9,384           9,384            22,471
     Pension and other                                            56,758          55,751            36,049

Commitments and contingencies                                         --              --                --

Stockholders' equity:
     Common Stock, par value $.01 per share; authorized
         150,000,000 shares, issued 41,419,958 shares                414             414               414
     Paid-in capital                                              40,979          42,877            43,733
     Retained earnings                                           682,816         675,448           640,202
     Treasury stock, at cost (9,011,787 shares at
          7/6/03; 9,233,545 shares at 1/4/03 and
          9,279,117 shares at 6/30/02)                          (212,298)       (218,113)         (219,714)
     Accumulated other comprehensive loss                        (31,449)        (33,373)          (15,380)
           Total stockholders' equity                            480,462         467,253           449,255
                                                             -----------       ---------       -----------
           Total liabilities & stockholders' equity          $ 1,097,492       $ 963,115       $ 1,041,129
                                                             ===========       =========       ===========

Note 1 - Derived from audited financial statements.